EXHIBIT 99.1

NEWS RELEASE

Fujifilm Holdings Completes Acquisition of SonoSite

Tokyo, Japan / New York, NY, U.S. – March 30/29, 2012 – FUJIFILM Holdings Corporation (TSE: 4901, hereinafter: Fujifilm), a diversified technology company that operates in healthcare, highly functional materials, and document solutions, announced today the completion of the previously announced acquisition of SonoSite, Inc. (NASDAQ: SONO, hereinafter: SonoSite), which has become a wholly-owned subsidiary of Fujifilm.

On December 15, 2011, Fujifilm and SonoSite announced that Fujifilm, Salmon Acquisition Corporation, an indirect wholly-owned U.S. subsidiary of Fujifilm, and SonoSite had entered into a definitive merger agreement pursuant to which a tender offer for SonoSite would be made. On January 17, 2012, Fujifilm commenced a tender offer through Salmon Acquisition Corporation for all outstanding shares of common stock of SonoSite for $54 per share, net to the seller in cash, without interest, less any applicable withholding taxes. On February 16, 2012, Fujifilm announced the successful completion of the tender offer, and that it had accepted for purchase all shares that were validly tendered and not properly withdrawn, which represented approximately 97.39% of SonoSite’s outstanding shares (including 2,093,508 shares subject to guarantees of delivery). Following the completion of the guaranteed delivery procedures, in which certain shares were determined not to have been properly tendered, Fujifilm acquired 89.94% of SonoSite’s outstanding shares.

Pursuant to the merger agreement and following approval by SonoSite shareholders at a special shareholders’ meeting held on March 29, 2012, Salmon Acquisition Corporation merged with and into SonoSite on March 29, 2012.

As a result of the merger, SonoSite has become a wholly-owned subsidiary of Fujifilm and SonoSite’s common stock will cease to be traded on the NASDAQ Global Select Market, which is expected to take effect as of the close of the market on March 29, 2012.

-Ends-

MEDIA CONTACTS
FUJIFILM Holdings Corporation
Corporate Planning Division, Public Relations Group	+81-3-6271-2000
Kreab Gavin Anderson: Tokyo	+81-3-5404-0640 (M. Hattori / D. Stawinoga)
NY	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About FUJIFILM Holdings Corporation

FUJIFILM Holdings Corporation is the holding company of the Fujifilm Group having three operating companies such as FUJIFILM Corporation, Fuji Xerox Co., Ltd. and Toyama Chemical Co., Ltd. under its umbrella. The group’s priority business fields are: medical/life sciences such as medical equipment, pharmaceuticals, functional skin care cosmetics and nutritional supplements; graphic arts such as printing materials and equipment; documents such as office equipment/printing; optical devices such as camera phone lens units; highly functional materials such as LCD materials; digital imaging such as digital cameras, digital printing, and Photobook.

About SonoSite, Inc.

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by 14 subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.